As filed with the Securities and Exchange Commission on January 20, 2005

Registration No. 333-120103

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

PRE-EFFECTIVE AMENDMENT NO. 3
TO

FORM S-1

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

MAJESCO HOLDINGS INC.

(Exact Name of registrant as specified in its charter)

Delaware	7372	06-1529524
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification No.)

160 Raritan Center Parkway
Edison, New Jersey 08837
(732) 225-8910

(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Jan E. Chason, CFO
Majesco Holdings Inc.
160 Raritan Center Parkway
Edison, New Jersey 08837
(732) 225-8910

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Faith L. Charles, Esq.	John V. Roos, Esq.
Todd E. Mason, Esq.	Selim Day, Esq.
Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.	Wilson Sonsini Goodrich & Rosati
Chrysler Center, 666 Third Avenue	Professional Corporation
New York, New York 10017	12 East 49th Street
(212) 935-3000	New York, New York 10017
(212) 999-5800

Approximate date of commencement of proposed sale to public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ________

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. ________

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. ________

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.    OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by the registrant in connection with the sale of common stock being registered.

SEC registration fees	$14,570
NASD Filing Fee	12,000
Blue sky fees and expenses*	8,000
Costs of printing and engraving*	150,000
Legal fees and expenses*	375,000
Accounting fees and expenses*	125,000
Miscellaneous*	9,430
TOTAL*	$694,000

*	Estimated

ITEM 14.    INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The Delaware General Corporation Law authorizes corporations to limit or eliminate, subject to certain conditions, the personal liability of directors to corporations and their stockholders for monetary damages for breach of their fiduciary duties. Our certificate of incorporation limits the liability of our directors to the fullest extent permitted by Delaware law.

We have obtained director and officer liability insurance to cover liabilities of our directors and officers that may occur in connection with their services to us, including matters arising under the Securities Act. Our certificate of incorporation and bylaws also provide that we will indemnify and advance expenses to, to the fullest extent permitted by the Delaware General Corporation Law, any of our directors and officers, against any and all costs, expenses or liabilities incurred by them by reason of having been a director or officer.

Such limitation of liability and indemnification does not affect the availability of equitable remedies. In addition, we have been advised that in the opinion of the SEC, indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 15.    RECENT SALES OF UNREGISTERED SECURITIES.

We believe that the sale and issuance of the securities described in paragraphs 1 - 11 below are exempt from registration under the Securities Act by virtue of satisfaction of the conditions of Section 4(2). All of the issuances listed in paragraphs 1-11 below were made to accredited investors. No underwriter was involved with these transactions.

1.	On March 18, 2002, we issued 172,142 shares of common stock to our then officers and directors in exchange for services provided to us, and in conjunction with such issuance, recognized $22,475 of compensation expense. During the same period, we issued 71,428 shares of common stock to satisfy $42,292 of accounts payable outstanding at December 31, 2001.

2.	During the quarter ended March 31, 2002, we issued 422,857 shares of our common stock to consultants as compensation for services rendered in connection with the letter of intent to acquire Aqua Development Corp. and in conjunction with such issuance, recognized consulting expense of $58,922.

3.	During the six months ended June 30, 2002, we raised $297,500 through the issuance of 425,000 shares of our common stock at $0.70 per share to four of our existing stockholders and consultants.

4.	During the nine months ended September 30, 2003, we raised $175,000 through the issuance of 250,000 shares of our common stock at $0.70 per share to various accredited investors. In addition, during such period, we issued 35,714 shares of common stock at $0.70 per share to satisfy a $25,000 loan payable.

5.	During the period from October 1, 2003 through December 5, 2003, we raised $507,200 through the sale of 724,571 shares of common stock at $0.70 per share.

6.	During November 2003, we issued 43,142 shares of common stock to CEOcast, Inc. and 22,857 shares of common stock to Hayden Communications, Inc. at $.70 per share pursuant to consultation agreements with these firms, as compensation for services.

7.	During December 2003, we issued 14,285 shares of common stock to Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., pursuant to a settlement agreement, as compensation for services.

8.	On December 5, 2003, we consummated a merger with Majesco Sales Inc., whereby CTTV Merger Corp., our wholly-owned subsidiary, merged with and into Majesco. Pursuant to the merger, the stockholders of Majesco received 2,189,285 shares of our common stock and 132,142 shares of series A convertible preferred stock in exchange for all of the issued and outstanding common stock of Majesco. On April 23, 2004, the holders of the series A convertible preferred stock converted, in the aggregate, 81,841 shares, representing all of the series A convertible preferred stock issued and outstanding immediately prior to their conversion, into 5,810,721 shares of our common stock.

9.	On February 26, 2004, we raised gross proceeds of approximately $25.8 million in a private placement in which we issued to accredited investors 369 units, each unit consisting of (i) one share of our 7% convertible preferred stock, convertible into 1,428 shares of our common stock and (ii) a three year warrant to purchase 1,428 shares of our common stock at an exercise price of $7.00 per share. The net proceeds of the private placement were used as follows: (i) approximately $3.3 million to pay certain creditors, including part of a previously negotiated settlement amount to Atari Interactive, Inc.; (ii) approximately $2.5 million to repay portions of loans previously made to us by Jesse Sutton, our President, and Joseph Sutton, our Executive Vice President of Research & Development; and (iii) the remainder for working capital purposes. In addition, JMP Securities LLC, the placement agent in the private placement, received a warrant to purchase up to 268 units, on the same terms as were issued to the investors.

10.	On October 1, 2004, we issued to (i) the purchasers of our units consisting of 7% convertible preferred stock and warrants sold in our February 2004 private placement, (ii) the holders of an aggregate of 1,368,348 shares of common stock, and (iii) a holder of 262,857 shares underlying warrants and convertible securities, warrants to purchase an aggregate of 526,377 shares of common stock, exercisable at $21.00 per share and expiring on September 15, 2007. The consideration for the issuance of the warrants was a waiver and deferral of certain penalties owed to certain of such purchasers and an agreement by such purchasers restricting the disposition of such securities for a determined period of time ("lock-up").

11.	On December 22, 2004, we issued 1,171,419 shares of common stock at a reduced exercise price of $5.95 per share, which were originally exercisable at $7.00 and we received $6.4 million as net proceeds from the exercise of these warrants. We offered certain qualified institutional buyers and institutional accredited investors the reduction in the exercise price to induce them to exercise.

ITEM 16.    EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(A)    EXHIBITS

Exhibit Number	Description of Exhibit
1.1	Form of Underwriting Agreement
2.1	Agreement and Plan of Merger, dated as of November 10, 2003, by and among ConnectivCorp, CTTV Merger Corp. and Majesco Sales Inc. (incorporated by reference to Exhibit 2.1 to an Amendment to our Current Report on Form 8-K filed on December 22, 2003).
2.2	Amendment to Agreement and Plan of Merger, dated December 5, 2003, by and among ConnectivCorp, CTTV Merger Corp. and Majesco Sales Inc. (incorporated by reference to Exhibit 2.2 to our Current Report on Form 8-K filed on December 22, 2003).
3.1	Certificate of Incorporation of Majesco Holdings Inc. (incorporated by reference to Exhibit 3.1 to our Annual Report on Form 10-KSB filed on April 16, 2002).
3.2	Amendment to Certificate of Incorporation, dated September 11, 2000 (incorporated by reference to Exhibit 3.1 to our Current Report on Form 8-K filed on September 13, 2000).
3.3	Amendment to the Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to our Current Report on Form 8-K filed on April 27, 2004).
3.4	Bylaws of Majesco Holdings Inc., as amended (incorporated by reference to Exhibit 3.1 to our Quarterly Report on Form 10-Q filed on September 14, 2004).
4.1	Certificate of Designations, Preferences and Rights of 7% Cumulative Convertible Preferred Stock, filed with the Secretary of State of the State of Delaware on February 20, 2004 (incorporated by reference to Exhibit 4.1 to our Current Report on Form 8-K filed on March 1, 2004).
4.2	Form of investor Subscription Agreement (incorporated by reference to Exhibit 4.2 to our Current Report on Form 8-K filed on March 1, 2004).
4.3	Form of warrant issued to investors (incorporated by reference to Exhibit 4.3 to our Current Report on Form 8-K filed on March 1, 2004).
4.4	Form of placement agent warrant (incorporated by reference to Exhibit 4.4 to our Current Report on Form 8-K filed on March 1, 2004).
5.1	Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., counsel to the Registrant, with respect to the legality of securities being registered.
10.1	Lease Agreement, dated as of February 2, 1999, by and between 160 Raritan Center Parkway, L.L.C. and Majesco Sales Inc. (incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K filed on August 11, 2004).
10.2	Xbox Publisher License Agreement, dated January 31, 2001, by and between Microsoft Corporation and Majesco Sales Inc. (incorporated by reference to Exhibit 10.3 to an Amendment to our Current Report on Form 8-K filed on October 22, 2004).
10.3	Amendment to the Xbox Publisher Licensing Agreement, dated April 4, 2002, by and between Microsoft Corporation and Majesco Sales Inc. (incorporated by reference to Exhibit 10.2 to our Current Report on Form 8-K filed on September 3, 2004).
10.4	Amendment to the Xbox Publisher Licensing Agreement (Xbox Live Distribution), dated March 17, 2003, by and between Microsoft Corporation and Majesco Sales Inc. (incorporated by reference to Exhibit 10.4 to an Amendment to our Current Report on Form 8-K filed on October 22, 2004).

Exhibit Number	Description of Exhibit
10.5	Amendment to the Xbox Publisher License Agreement (Tiered Royalty Rate Structure and Xbox Platinum Hits Program), dated January 31, 2003, by and between Microsoft Corporation and Majesco Sales Inc. (incorporated by reference to Exhibit 10.4 to our Current Report on Form 8-K filed on September 3, 2004).
10.6	PlayStation 2 Licensed Publisher Agreement, dated April 1, 2000, by and between Sony Computer Entertainment America, Inc. and Majesco Sales Inc. (incorporated by reference to Exhibit 10.5 to our Current Report on Form 8-K filed on September 3, 2004).
10.7	License Agreement for Game Boy Advance (Western Hemisphere), dated May 10, 2001, by and between Nintendo of America, Inc. and Majesco Sales Inc. (incorporated by reference to Exhibit 10.1 to an Amendment to our Current Report on Form 8-K filed on October 22, 2004).
10.8	License Agreement for Gamecube, (Western Hemisphere), dated January 11, 2001, by and between Nintendo of America, Inc. and Majesco Sales Inc. (incorporated by reference to Exhibit 10.2 to an Amendment to our Current Report on Form 8-K filed on October 22, 2004).
10.9	Software Distribution Agreement, dated April 8, 2002, by and between Konami of America, Inc. and Majesco Sales Inc. (incorporated by reference to Exhibit 10.5 to an Amendment to our Current Report on Form 8-K filed on October 22, 2004).
10.10	Amendment to Software Distribution Agreement, dated April 25, 2002, by and between Konami of America, Inc. and Majesco Sales Inc. (incorporated by reference to Exhibit 10.6 to a Current Report on Form 8-K filed on September 22, 2004).
10.11	License Agreement, dated April 30, 2002, by and between Namco Hometek Inc. and Majesco Sales Inc. (incorporated by reference to Exhibit 10.6 to an Amendment to our Current Report on Form 8-K filed on October 22, 2004).
10.12	First Amendment, dated January 7, 2003, to License Agreement, dated July 2, 2002, by and between NAMCO Hometek Inc. and Majesco Sales Inc. (incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K filed on October 15, 2004).
10.13	Second Amendment, dated May 7, 2003, to License Agreement, dated July 2, 2002, by and between NAMCO Hometek Inc. and Majesco Sales Inc. (incorporated by reference to Exhibit 10.2 to our Current Report on Form 8-K filed on October 15, 2004).
10.14	Third Amendment, dated July 2, 2002, to License Agreement, dated December 18, 2003, by and between NAMCO Hometek Inc. and Majesco Sales Inc. (incorporated by reference to Exhibit 10.8 to our Current Report on Form 8-K filed on September 22, 2004).
10.15	License Agreement, dated June 30, 2000, by and between Activision Publishing, Inc. and Majesco Sales Inc. (incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K filed on September 22, 2004).
10.16	Third Amendment, dated June 30, 2000, to License Agreement, dated September 22, 2002, by and between Majesco Sales Inc. and Activision Publishing, Inc. (incorporated by reference to Exhibit 10.4 to our Current Report on Form 8-K filed on September 22, 2004).
10.17	Escrow Agreement, dated February 19, 2004, by and among Majesco Holdings Inc., Jesse Sutton, Joseph Sutton, Adam Sutton, Morris Sutton, on behalf of Sarah Sutton and American Stock Transfer and Trust Company (incorporated by reference to Exhibit 10.17 to an Amendment to our Registration Statement on Form S-1 filed on October 19, 2004).

Exhibit Number	Description of Exhibit
10.18	Employment Agreement, dated August 24, 2004, by and among Majesco Holdings Inc., Majesco Sales Inc. and Carl Yankowski (incorporated by reference to Exhibit 10.1 to an Amendment to our Current Report on Form 8-K filed on August 31, 2004).
10.19	Factoring Agreement, dated April 24, 1989, between Majesco Sales Inc. and Rosenthal & Rosenthal, Inc. (incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K filed on October 22, 2004).
10.20	Amendment to Factoring Agreement, dated March 18, 1999, between Majesco Sales Inc. and Rosenthal & Rosenthal, Inc. (incorporated by reference to Exhibit 10.2 to our Current Report on Form 8-K filed on October 22, 2004).
10.21	Amendment to Factoring Agreement, dated September 30, 2004, between Majesco Sales Inc. and Rosenthal & Rosenthal, Inc. (incorporated by reference to Exhibit 10.3 to our Current Report on Form 8-K filed on October 22, 2004).
10.22	Assignment of Monies Due Under Factoring Agreement, dated July 21, 2000, by and among Majesco Sales Inc., Rosenthal & Rosenthal, Inc. and Transcap Trade Finance (incorporated by reference to Exhibit 10.4 to our Current Report on Form 8-K filed on October 22, 2004).
10.23	Master Purchase Order Assignment Agreement, dated July 21, 2000, between Majesco Sales Inc. and Transcap Trade Finance (incorporated by reference to Exhibit 10.5 to our Current Report on Form 8-K filed on October 22, 2004).
10.24	Sixth Amendment to Master Purchase Order Assignment Agreement, dated September 12, 2003, by and between Transcap Trade Finance and Majesco Sales Inc. (incorporated by reference to Exhibit 10.6 to our Current Report on Form 8-K filed on October 22, 2004).
10.25	Seventh Amendment to Master Purchase Order Assignment Agreement, dated October 16, 2003, by and between Transcap Trade Finance and Majesco Sales Inc. (incorporated by reference to Exhibit 10.7 to our Current Report on Form 8-K filed on October 22, 2004).
10.26	Eighth Amendment to Master Purchase Order Assignment Agreement, dated April 14, 2004, by and between Transcap Trade Finance and Majesco Sales Inc. (incorporated by reference to Exhibit 10.8 to our Current Report on Form 8-K filed on October 22, 2004).
10.27	Guaranty and Pledge Agreement, dated July 21, 2000, by and among Jesse Sutton, Joseph Sutton, Morris Sutton, Adam Sutton and Transcap Trade Finance (incorporated by reference to Exhibit 10.9 to our Current Report on Form 8-K filed on October 22, 2004).
10.28	Security Agreement and Financing Statement, dated July 21, 2000, by and among Majesco Sales Inc. and Transcap Trade Finance (incorporated by reference to Exhibit 10.10 to our Current Report on Form 8-K filed on October 22, 2004).
10.29	Employment Agreement, dated October 5, 2004, by and between Majesco Sales Inc., Majesco Holdings Inc. and Patrick Flaherty (incorporated by reference to Exhibit 10.01 to our Current Report on Form 8-K filed on October 8, 2004).
10.30	Form of Warrant Exercise Agreement, dated December 17, 2004 (incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K filed on January 7, 2004).
**23.1	Consent of Goldstein Golub Kessler LLP.
23.2	Consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. (see Exhibit 5.1).
**24.1	Powers of Attorney.

**	Previously filed.

(B)    FINANCIAL STATEMENT SCHEDULES

Financial Statement Schedules are omitted because the information is included in our financial statements or notes to those financial statements.

ITEM 17.    UNDERTAKINGS.

The undersigned registrant hereby undertakes that:

(i)    for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance on Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it is declared effective;

(ii)     For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein; and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(iii)      for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has duly caused this Amendment No. 3 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Edison, New Jersey, on January 20, 2005.

MAJESCO HOLDINGS INC.
By: /s/ Carl Yankowski

Carl Yankowski Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 3 to the Registration Statement has been signed by the following persons in the capacities held on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Carl Yankowski	Chief Executive Officer and Chairman (principal executive officer)	January 20, 2005

Carl Yankowski

/s/ Jan E. Chason	Chief Financial Officer (principal financial and accounting officer)	January 20, 2005

Jan E. Chason

*	President and Director	January 20, 2005

Jesse Sutton

*	Director, Chairman Emeritus	January 20, 2005

Morris Sutton

*	Executive Vice President – Research and Development and Director	January 20, 2005

Joseph Sutton

*	Director	January 20, 2005

Louis Lipschitz

*	Director	January 20, 2005

Marc Weisman

*	Director	January 20, 2005

James Halpin

*	Director	January 20, 2005

F. Peter Cuneo

*	Director	January 20, 2005

Laurence Aronson

* By executing his name hereto, Jan E. Chason is signing this document on behalf of the persons indicated above pursuant to the powers of attorney duly executed by such persons and filed with the Securities and Exchange Commission.

By:  /s/ Jan E. Chason

Jan E. Chason